EXHIBIT 99.1

Financial Release
For Immediate Release

Applied Industrial Technologies Reports Fiscal 2026 Second Quarter Results

•Net Sales of $1.2 Billion Up 8.4% YoY; Up 2.2% on an Organic Basis
•Net Income of $95.3 Million, or $2.51 Per Diluted Share Up 4.6% YoY
•Operating Income of $123.2 Million; EBITDA of $140.4 Million Up 3.9% YoY
•Operating Cash Flow of $99.7 Million; Free Cash Flow of $93.4 Million
•Quarterly Dividend Increased 11% to $0.51 Per Share
•Announcing Acquisition of Thompson Industrial Supply Inc.
•Adjusting FY26 Guidance; EPS Now $10.45 to 10.75 on Sales of +5.5% to +7.0%

CLEVELAND, OHIO (January 27, 2026) – Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies, today reported results for its fiscal 2026 second quarter ended December 31, 2025.

Net sales for the quarter of $1.2 billion increased 8.4% over the prior year. The change includes a 6.0% increase from acquisitions and a positive 0.2% impact from foreign currency translation. Excluding these factors, sales increased 2.2% on an organic basis reflecting a 2.9% increase in the Service Center segment and a 0.5% increase in the Engineered Solutions segment. The Company reported net income of $95.3 million, or $2.51 per share, and EBITDA of $140.4 million. On a pre-tax basis, results include $6.9 million ($0.14 after tax per share) of LIFO expense compared to $0.7 million ($0.01 after tax per share) of LIFO expense in the prior-year period.

Neil A. Schrimsher, Applied’s President & Chief Executive Officer, commented, “During the second quarter we continued to effectively manage through an evolving but still mixed end-market backdrop while positioning the Company for stronger growth that we see ahead. Sales and EBITDA margins were in line with our guidance, and earnings grew modestly over the prior year. This is inclusive of greater than expected LIFO expense and muted December sales activity. Our teams responded with an ongoing focus on internal initiatives and channel execution. These efforts drove solid underlying gross margin and EBITDA margin performance when excluding the LIFO impact, particularly considering difficult prior-year comparisons as previously highlighted. In addition, we continued to see encouraging signs on the sales front with order growth continuing to build across both segments. We believe this positive momentum could translate more meaningfully to sales in the second half of our fiscal year, as reflected by organic sales trending up by a mid single-digit percent year over year month to date in January. Lastly, we remain active with capital deployment including ongoing share repurchases, as well as today’s announced 11% increase in our quarterly dividend and the bolt-on Service Center acquisition of Thompson Industrial Supply Inc.”

Mr. Schrimsher added, “As we enter the second half of fiscal 2026, we remain constructive on our setup given the potential for accelerating sales and earnings growth. Our updated guidance incorporates ongoing macro and policy uncertainty that will likely continue to influence customer spending behavior and shipment activity near term. That said, we are encouraged by early fiscal third quarter sales trends including stronger sales growth across both segments. Sentiment from customers and sales teams is directionally positive, while business funnels continue to expand. Furthermore, we believe technical MRO and capital spending requirements are heightened entering a more productive environment in calendar 2026 as benefits from lower interest rates, tax policy, and deregulation provide incremental support. Combined with ongoing self-help margin opportunities and balance sheet capacity, we are well positioned to capitalize on various growth catalysts developing across the North American industrial sector.”

Fiscal 2026 Guidance
Today, the Company is adjusting fiscal 2026 EPS guidance to a range of $10.45 to $10.75 (prior $10.10 to $10.85) following fiscal 2026 first half performance. Updated guidance now assumes sales growth of 5.5% to 7.0% (prior range up 4.0% to 7.0%) including up 2.5% to 4.0% on an organic basis (prior range up 1.0% to 4.0%), while EBITDA margin guidance is now 12.2% to 12.4% (prior range 12.2% to 12.5%). Guidance now assumes annual

LIFO expense in a range of $24 million to $26 million (prior range $14 million to $18 million), and incorporates ongoing macro uncertainty, broader inflationary headwinds, and growth investments. Guidance does not assume contribution from future acquisitions or share buybacks.

Acquisition of Thompson Industrial Supply Inc.
The Company today also announced the acquisition of Thompson Industrial Supply Inc. (Thompson). Based in Los Angeles, CA, Thompson is a provider of industrial bearings, power transmission, hydraulics, pneumatics, linear motion, and lightweight belting products and related service solutions. Thompson operates with a team of more than 40 associates from two locations in Southern California and serves customers across many core verticals including food and beverage, consumer products, pharmaceutical, life sciences, and other various industrial industries. The Company will be integrated into Applied’s U.S. Service Center operations and is expected to generate annual sales of approximately $20 million in the first year of ownership.

Mr. Schrimsher commented, “We welcome Thompson to Applied as we continue to bolster our local service center position and provide our customers with leading aftermarket support of motion control solutions. Thompson is a nice bolt-on acquisition that will enhance our footprint in an important industrial market. They bring strong technical knowledge and aligned supplier relationships, as well as in-house belting and fabrication capabilities that will strengthen our value-added services and competitive position in the region. We look forward to seeing their capabilities support our collective efforts and value proposition moving forward.”

Dividend
Today the Company also announced that its Board of Directors approved an 11% increase in the quarterly cash dividend to $0.51 per common share, payable on February 27, 2026, to shareholders of record on February 13, 2026. This represents the 17th dividend increase since 2010.

Conference Call Information
The Company will host a conference call at 10 a.m. ET today to discuss the quarter’s results and outlook. A live audio webcast and supplemental presentation can be accessed on our Investor Relations site at https://ir.applied.com. To join by telephone, dial 800-715-9871 (toll free) or 646-307-1963 using conference ID 7388794. Replays of the call will be available via webcast, as well as by telephone for one week by dialing 800-770-2030 (toll free) using conference ID 7388794.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO (maintenance, repair, and operations) and OEM (original equipment manufacturing), and new system install applications in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “assume,” “expect,” “see,” “guidance,” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends and events in the industrial sector of the economy (such as the inflationary environment and supply chain strains), results of operations, and financial condition, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

# # #

CONTACT INFORMATION

Ryan D. Cieslak
Director – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2025	2024	2025	2024
Net Sales	$1,163,023	$1,073,001	$2,362,546	$2,171,945
Cost of sales	809,689	744,951	1,647,783	1,518,813
Gross Profit	353,334	328,050	714,763	653,132
Selling, distribution and administrative expense, including depreciation	230,125	207,180	462,524	419,090
Operating Income	123,209	120,870	252,239	234,042
Interest expense (income), net	942	(936)	1,935	(1,563)
Other income, net	(505)	(755)	(1,053)	(3,036)
Income Before Income Taxes	122,772	122,561	251,357	238,641
Income tax expense	27,423	29,271	55,201	53,288
Net Income	$95,349	$93,290	$196,156	$185,353
Net Income Per Share - Basic	$2.54	$2.43	$5.21	$4.83
Net Income Per Share - Diluted	$2.51	$2.39	$5.14	$4.76
Average Shares Outstanding - Basic	37,595	38,427	37,676	38,413
Average Shares Outstanding - Diluted	38,055	38,963	38,161	38,956

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1) Inventories are valued at average cost, using the last-in, first-out (LIFO) method for U.S. inventories. An actual valuation of inventory under the LIFO method can be made only at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management’s estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	June 30,
	2025	2025

Assets
Cash and cash equivalents	$405,986	$388,417
Accounts receivable, net	706,902	769,699
Inventories	529,003	505,337
Other current assets	106,568	84,020
Total current assets	1,748,459	1,747,473
Property, net	129,531	128,154
Operating lease assets, net	181,831	188,654
Identifiable intangibles, net	328,787	348,600
Goodwill	701,422	699,374
Other assets	69,292	63,289
Total Assets	$3,159,322	$3,175,544

Liabilities
Accounts payable	$258,235	$280,124
Other accrued liabilities	217,247	246,027
Total current liabilities	475,482	526,151
Long-term debt	572,300	572,300
Other liabilities	237,132	232,573
Total Liabilities	1,284,914	1,331,024
Shareholders' Equity	1,874,408	1,844,520
Total Liabilities and Shareholders' Equity	$3,159,322	$3,175,544

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended December 31,

	2025	2024

Cash Flows from Operating Activities
Net income	$196,156	$185,353
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	13,076	11,850
Amortization of intangibles	20,329	15,167
(Recovery of) provision for losses on accounts receivable	(240)	3,605
Amortization of stock appreciation rights	2,887	2,453
Other share-based compensation expense	3,280	3,101
Changes in operating assets and liabilities, net of acquisitions	(26,230)	1,451
Other, net	9,718	(96)
Net Cash provided by Operating Activities	218,976	222,884
Cash Flows from Investing Activities
Net cash paid for acquisitions, net of cash acquired	(2,425)	(273,142)
Capital expenditures	(13,578)	(10,746)
Proceeds from property sales	642	922
Net Cash used in Investing Activities	(15,361)	(282,966)
Cash Flows from Financing Activities
Long-term debt repayments	—	(25,106)
Interest rate swap settlement receipts	5,083	6,797
Purchases of treasury shares	(143,401)	(30,084)
Dividends paid	(34,723)	(28,469)
Payment of debt issuance costs	(1,611)	—
Acquisition holdback payments	(1,210)	(1,210)
Taxes paid for shares withheld	(11,191)	(13,037)
Exercise of stock appreciation rights and options	(1)	—
Net Cash used in Financing Activities	(187,054)	(91,109)
Effect of Exchange Rate Changes on Cash	1,008	(5,985)
Increase (Decrease) in Cash and Cash Equivalents	17,569	(157,176)
Cash and Cash Equivalents at Beginning of Period	388,417	460,617
Cash and Cash Equivalents at End of Period	$405,986	$303,441

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

The Company supplements the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures. The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures do not have a standard definition, it may not be possible to compare these non-GAAP financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results. The Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net Income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure:

	Three Months Ended December 31,		Six Months Ended December 31,
	2025	2024	2025	2024
Net Income	$95,349	$93,290	$196,156	$185,353
Interest expense (income), net	942	(936)	1,935	(1,563)
Income tax expense	27,423	29,271	55,201	53,288
Depreciation and amortization of property	6,590	5,926	13,076	11,850
Amortization of intangibles	10,126	7,567	20,329	15,167
EBITDA	$140,430	$135,118	$286,697	$264,095

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization. EBITDA is a non-GAAP financial measure which excludes items that may not be indicative of core operating results.

Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:
	Three Months Ended December 31,		Six Months Ended December 31,
	2025	2024	2025	2024
Net Cash provided by Operating Activities	$99,659	$95,137	$218,976	$222,884
Capital expenditures	(6,277)	(5,197)	(13,578)	(10,746)
Free Cash Flow	$93,382	$89,940	$205,398	$212,138

Free cash flow is defined as net cash provided by operating activities less capital expenditures, a non-GAAP financial measure.